      Exhibit 99.1

CONTACTS:
Kenneth A. Paladino, COO/CFO	Van Negris/Lexi Terrero
TII Network Technologies, Inc.	Van Negris and Company, Inc.
(631) 789-5000	(212) 396-0606
FOR IMMEDIATE RELEASE

TII NETWORK TECHNOLOGIES REPORTS FISCAL 2005
THIRD QUARTER AND FIRST NINE MONTHS RESULTS

COPIAGUE, NY – MAY 9, 2005 — TII Network Technologies, Inc. (NASDAQ: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the third quarter and first nine months of fiscal 2005, ended March 25, 2005.

Net sales for the third quarter of fiscal 2005 were $5.2 million compared to $6.0 million for the comparative prior year period, a decrease of approximately $807,000 or 13.4%. This decrease was primarily due to the extreme winter weather conditions, which resulted in lower than normal NID (Network Interface Devices) installations in the Northeast. Net sales for the first nine months of fiscal 2005 were $19.2 million compared to $22.3 million for the similar prior year period, a decrease of approximately $3.0 million or 13.5%. The lower comparative sales for the first nine months of fiscal 2005 was due to the lower fiscal 2005 third quarter sales, together with the sharp increase in sales that occurred in the first quarter of fiscal 2004, primarily due to the need to replace damaged NIDs as a result of the hurricanes that occurred during that summer.

Gross profit for the third quarter of fiscal 2005 was $1.4 million compared to $1.9 million for the comparable prior year period, a decrease of $547,000 or 28.3%, while gross profit margins for those quarters were 26.5% and 32.0%, respectively. The lower gross profit levels and margin is due to the effect of fixed overhead costs and the lower sales levels. Gross profit for the nine months ended March 25, 2005 was $5.6 million compared to $6.8 million for the similar prior year period, a decrease of approximately $1.2 million or 17.6%, while gross profit margins for those periods were 29.1% and 30.5%, respectively. The lower gross profit level for the first nine months of fiscal 2005 compared to the prior year ago period was primarily due to the lower sales levels.

Net loss for the third quarter of fiscal 2005 was $53,000, which included non-recurring gains of $371,000, compared to net earnings of $217,000 or $0.02 per diluted share in the year ago quarter. For the nine months ended March 25, 2005, net earnings were $798,000 or $0.06 per diluted share, which included non-recurring gains of $487,000, compared to net earnings of $1.5 million or $0.11 per diluted share for the comparable prior year period.

Commenting on the fiscal 2005 third quarter results, Timothy J. Roach, President and Chief Executive Officer, stated: “Our third quarter results are typically affected by seasonal buying trends associated with winter weather conditions that hinder on-site installations of Network Interface Devices (NIDs) by our customers. The lower sequential sales in the third quarter reflect a combination of this seasonality and the severe winter experienced in the Northeast. For the fourth quarter, we anticipate that we will report financial results similar to those achieved for each of the quarters during the first half of the fiscal year.”

Mr. Roach further commented, “The communications industry is continuing to experience rapid changes in technology. Large service providers are increasingly relying on suppliers to help with conceptual solutions. TII is uniquely situated with both proprietary technology and the ability to quickly turn concepts into cost-effective products. An example is our new HomePlug® embedded surge protector. This product was designed in conjunction with CATV service providers who needed surge protection with their deployment of power-line communication home networking products.

“We are confident that our fundamental strategy of leveraging our core competencies into emerging and growing markets with new proprietary products will be successful. In addition, we will also continue to focus on our objective of diversifying our customer base by actively pursuing relationships with new customers in our core Telco business.”

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TII Network Technologies, Inc.
May 9, 2005
Page Two

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to: dependence on, and ability to retain, its “as-ordered” general supply agreements with its largest three customers and win new contracts; the ability of the Company to market and sell products to new markets beyond its principal market – the copper-based Telco market; the Company’s ability to timely develop products and adapt its existing products to address technological changes, including changes in its principal market; exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products; the Company’s dependence for products and product components on Pacific Rim contract manufacturers, including on-time delivery, quality and exposure to changes in the cost in the event of changes in the valuation of the Chinese Yuan; the Company’s dependence upon one of its principal contract manufacturers; the potential for the disruption of shipments as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; weather and similar conditions, such as the effect of hurricanes/typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim; competition in the Company’s traditional telecommunications market and new markets the Company is seeking to penetrate; potential changes in customers’ spending and purchasing policies and practices; general economic and business conditions, especially as they pertain to the telecommunications industry; dependence on third parties for product development; risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the level of inventories maintained by the Company’s customers; the ability to maintain listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms and other factors from time to time discussed in the Company’s SEC reports.

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— Statistical Tables Follow —

TII Network Technologies, Inc.
May 9, 2005
Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Nine months ended
	March 25, 2005	March 26, 2004	March 25, 2005	March 26, 2004
	(Unaudited)		(Unaudited)
Net sales	$5,231	$6,038	$19,236	$22,251
Cost of sales	3,843	4,103	13,639	15,459

Gross profit	1,388	1,935	5,597	6,792

Operating expenses:
Selling, general and administrative	1,327	1,374	4,099	4,312
Research and development	405	343	987	1,037

Total operating expenses	1,732	1,717	5,086	5,349

Operating (loss) income	(344)	218	511	1,443
Interest expense	--	--	(4)	(12)
Interest income	26	8	62	25
Other income	263	6	258	21

(Loss) earnings before income taxes	(55)	232	827	1,477
(Recovery) provision for income taxes	(2)	15	29	27

Net (loss) earnings	$(53)	$217	$798	$1,450

Net (loss) earnings per common share:
Basic	$--	$0.02	$0.07	$0.12

Diluted	$--	$0.02	$0.06	$0.11

Weighted average common shares outstanding:
Basic	11,908	11,905	11,908	11,791
Diluted	11,908	13,167	12,641	12,675

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TII Network Technologies, Inc.
May 9, 2005
Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 25, 2005	June 25, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,260	$4,164
Accounts receivable, net of allowance for doubtful accounts of $100,000 at
March 25, 2005 and June 25, 2004	2,674	3,435
Inventories	5,987	5,405
Prepaid expenses and other current assets	616	374

Total current assets	14,537	13,378

Property, plant and equipment, net	4,298	3,947
Other assets	190	477

TOTAL ASSETS	$19,025	$17,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,766	$2,341

Total current liabilities	2,766	2,341

Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
Series D Junior Participating, no shares outstanding	--	--
Common stock, par value $.01 per share; 30,000,000 shares authorized;
11,925,421 shares issued at March 25, 2005 and June 25, 2004 and
11,907,784 shares outstanding at March 25, 2005 and June 25, 2004	119	119
Additional paid-in capital	37,992	37,992
Accumulated deficit	(21,571)	(22,369)

	16,540	15,742
Less: 17,637 common treasury shares, at cost	(281)	(281)

Total stockholders' equity	16,259	15,461

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,025	$17,802

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